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                                 EXHIBIT (6)(B)
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                                THE OHIO COMPANY
                             155 East Broad Street
                              Columbus, Ohio 43215

                                                         Dealer No.: ___________

                                                      Effective Date: __________

                                                              The Cardinal Funds


                           SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

  The Ohio Company, an Ohio corporation (the "Company"), which is the principal underwriter of a certain registered open-end management investment company and the portfolios thereof (together the "Funds," or singly a "Fund"), hereby invites the undersigned broker or dealer ("Dealer") to participate in the distribution of shares of the Funds ("Shares") and to assist in rendering distribution and shareholder services to the Funds on and subject to the following terms and conditions:

  Section 1. DEALER AUTHORITY. With respect to the distribution and sale of Shares, Dealer shall have no authority to act as agent for the Funds, the Company or any other dealer in any respect in such transactions. All orders are subject to acceptance by the Company and become effective only upon confirmation by the Company, and are subject to acceptance or rejection by the Company or the appropriate Fund in its sole discretion. Dealer shall have no authority to make any representations concerning the Shares of any Fund except such representations as may be contained in that Fund's then current prospectus ("Prospectus"), in its then current Statement of Additional Information, and in such other printed information as that Fund or the Company may subsequently prepare and distribute to Dealer for purposes of selling the Shares, and Dealer shall have no authority to distribute any other sales material relating to a Fund or its Shares without the prior written approval of the Company.

  Section 2. SALES AND PRICING OF SHARES. Dealer shall offer and sell Shares only at their respective public offering prices, or net asset values in the case of money market funds, if any, in accordance with the terms and conditions of the Prospectus of the Fund whose Shares Dealer offers. An order for the purchase of Shares shall be accepted at the time such order is received by the Company and at the price next determined unless the order is otherwise rejected in accordance with Section 1 above. In addition, the Company will not accept any order from Dealer which is placed on a conditional basis or subject to any delay or contingency prior to execution. Dealer shall place orders for Shares only with the Company and shall date and time stamp all orders received by Dealer and promptly shall transmit all orders to the Company in time for processing at the price next determined after receipt of the order by Dealer, in accordance with the Prospectus of the Fund whose Shares are being sold. Dealer shall confirm the transaction with

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Dealer's customer at the price confirmed in writing by the Company.  In the event of difference between verbal and written price confirmations, the written confirmations shall be considered final. Prices of the Shares are computed by a Fund in accordance with its Prospectus.

  Dealer shall place orders with the Company only through Dealer's central order department unless the Company accepts Dealer's written Power of Attorney authorizing others to place orders on Dealer's behalf.

  Section 3. DEALER SERVICES. With respect to shareholder services, the Company hereby appoints Dealer to render shareholder services to each of the 12b-1 Funds (as defined below). Shareholder services may include, but are not limited to, answering routine client inquiries regarding the 12b-1 Funds; providing information to shareholders on their investments in the 12b-1 Funds; providing personnel and communication equipment used in connection therewith; and providing such other services as the Company may reasonably request.

  Section 4. DEALER COMPENSATION. (a) So long as this Agreement is in effect, on purchases from the Company of Shares of a Fund sold with a sales charge, Dealer shall receive a discount from the public offering price (a "Dealer Concession") at the specified percentages of the public offering price set forth in those Funds' respective Prospectuses, which are hereby incorporated herein by reference and which may be modified from time to time by the Company.

  Dealer shall not receive any Dealer Concession with respect to certain transactions which are exempt from sales charges and will receive the reduced Dealer Concessions which correspond to the reduced sales charges applicable to certain types of transactions (e.g., transactions involving letters of intent or rights of accumulation), as described more fully in the applicable Fund's current Prospectus. Dealer shall not share or rebate any portion of such Dealer Concessions or otherwise grant any concessions, discounts or other allowances to any person who is not a broker or dealer actually engaged in the investment banking or securities business and is not a member in good standing of the National Association of Securities Dealers, Inc. ("N.A.S.D."). Dealer will receive Dealer Concessions as described above on all purchase transactions in shareholder accounts (excluding reinvestment of income dividends and capital gains distributions) for which Dealer is designated as Dealer of Record except where the Company determines that any such purchase was made with the proceeds of a redemption or repurchase of Shares of a Fund whether or not the transaction constitutes the exercise of the exchange or conversion privilege.

  (b) In addition to the compensation described in Section 4(a) above and subject to any limitations set forth in the N.A.S.D.'s Rules of Fair Practice, including without limitation Rule 26, the Company will pay Dealer, with respect to each of the Funds for which a Distribution and Shareholder Service Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act"), is

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in place and under which a fee may be paid to broker-dealers for providing shareholder services ("12b-1 Funds"), a monthly fee computed at the annual rate
 .25% of the average aggregate net asset value of Shares of such 12b-1 Fund held during the period in accounts for which Dealer provides services as described in Section 3 above.

  Section 5. DEALER AUTHORIZATION. Dealer hereby authorizes the Company to act as its agent in connection with all transactions in shareholder accounts for which Dealer is designated as Dealer of Record. All designations of Dealer of Record and all authorizations of the Company to act as Dealer's agent shall cease upon the termination of this Agreement or upon the shareholders' instructions to transfer his or her account to another Dealer of Record.

  Section 6. PAYMENT FOR SHARES. Payment for all Shares purchased from the Company by Dealer shall be made to The Fifth Third Bank, Cincinnati, Ohio, as custodian for each of the Funds (the "Custodian"), and shall be received by the Custodian for the account of the applicable Fund within three business days after the acceptance of Dealer's order or by the end of one business day following receipt of a customer's payment for such Shares, whichever is the later date. If such payment is not so received by the Custodian, the Company and the Funds reserve the right, without notice, to immediately cancel the sale, or, at the Company's option, to sell the Shares ordered by Dealer back to the Fund in which latter case, the Company may hold Dealer responsible for any loss, including loss of profit, suffered by the Company or by the Fund resulting from Dealer's failure to make payment as described above.

  Section 7. PURCHASE OF SHARES. Dealer shall purchase Shares of the Fund only from the Company or from Dealer's customers. If Dealer purchases Shares from the Company, Dealer agrees that all such purchases shall be made only to cover orders already received by Dealer from Dealer's customers, or for Dealer's own bona fide investment without a view to resale. If Dealer purchases Shares from Dealer's customers, Dealer agrees to pay such customers the applicable net asset value per share less any contingent deferred sales charge that would be applicable in such Shares were then tendered for redemption in accordance with the applicable Prospectus ("Repurchase Price").

  Section 8.  LIMITATION ON SALE OF SHARES.  Dealer shall sell Shares only:

   (a)   to the Dealer's customers at the prices described in Section 2 above;
   or

   (b) to the Company as agent for the Fund at the Repurchase Price. In such sale to the Company, Dealer may act either as principal for Dealer's own account or as agent for Dealer's customer. If Dealer acts as principal for Dealer's own account in purchasing Shares for resale to the Company, Dealer agrees to pay Dealer's customer not

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  less than nor more than the Repurchase Price which Dealer received from the
  Company. If Dealer acts as agent for Dealer's customer in selling Shares to the Company, Dealer agrees not to charge Dealer's customer more than a fair commission for handling the transaction.

  Section 9. DEALER'S REPRESENTATIONS AND WARRANTIES. Dealer hereby represents and warrants to the Company that:

   (a) Dealer is willing and possesses the legal authority to provide the services contemplated by this Agreement without violation of applicable laws;

   (b) Dealer is and shall remain throughout the term of the Agreement a member in good standing of the N.A.S.D. and shall immediately notify the Company should it cease to be a member of the N.A.S.D.;

   (c) Dealer is and shall remain throughout the term of this Agreement a broker-dealer duly and properly registered and qualified under all applicable laws, rules and regulations, including, but not limited to, all state and federal securities laws, rules and regulations, as may be necessary or appropriate for Dealer to perform and observe all of its duties, obligations and covenants set forth or contemplated by this Agreement;

   (d) Dealer shall throughout the term of this Agreement comply with the requirements of all applicable laws, rules and regulations, including, but not limited to, federal and state securities laws, the rules, regulations and orders of the Securities and Exchange Commission and the N.A.S.D., in performing and observing all of its duties, obligations and covenants set forth or contemplated by this Agreement;

   (e) Dealer shall not withhold placing with the Company orders received from Dealer's customers so as to profit itself as a result of such withholding;

   (f) Dealer shall not offer Shares of any Fund in any state where such Shares are not qualified for sale under the Blue Sky Laws and Regulations of such state or where Dealer is not qualified to act as a dealer, except in appropriate circumstances when under state laws and regulations the Shares or the sales transactions are exempt from qualification or dealer registration is not required; and

   (g) Dealer shall give the Company at least 30 days advance written notice of any event which will cause an "assignment" of this Agreement (as defined in the 1940 Act) by Dealer or its affiliates.

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  Section 10.  REFUND OF COMPENSATION.  If any Shares sold to Dealer under the terms of this Agreement are repurchased by the Fund, or are tendered for redemption, within seven business days after the date of the Company's confirmation of the original purchase by Dealer, Dealer shall promptly refund to the Company the full Dealer Concession received by Dealer pursuant to
Section 4(a) above.

  Section 11. INDEMNIFICATION. Dealer shall indemnify and hold harmless the Company, its affiliates and the Funds against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and expenses) resulting from (a) any negligence or misfeasance of Dealer or any of its officers, directors, employees or agents; or (b) any violation of any law, rule or regulation or any failure to perform or observe any obligations of Dealer set forth in this agreement by Dealer or any of its officers, directors, employees or agents.

  Section 12. REPORTS. Dealer shall prepare such quarterly reports for the Company as shall reasonably be required by the Company.

  Section 13. PROVISION OF SALES MATERIAL. The Company shall deliver to Dealer without charge reasonable quantities of the Funds' Prospectuses with any supplements thereto currently in effect, copies of current shareholder reports of the respective Funds, and sales material issued by the Company from time to time.

  Section 14. RULE 12B-1 AGREEMENT; TERMINATION. This Agreement is a related agreement under the Distribution and Shareholder Service Plans as adopted by the 12b-1 Funds (collectively, the "Plan"). This Agreement may be terminated as to a 12b-1 Fund at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of Trustees of such 12b-1 Fund who are not interested persons of such 12b-1 Fund and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the 12b-1 Fund upon delivery of written notice thereof to the parties to this Agreement. This Agreement will terminate as to a 12b-1 Fund automatically in the event of its assignment as defined in the 1940 Act, or upon the termination of the Distribution Agreement between such 12b-1 Fund and the Company. In addition, both the Company and Dealer may terminate this Agreement upon 10 days' prior written notice to the other party.

  Section 15. COMPLETE AGREEMENT. This Agreement supersedes and cancels any prior agreement with respect to the sale of Shares of any Fund and may be amended at any time and from time to time by written agreement of the parties hereto.

  Section 16. CHOICE OF LAW. This Agreement shall be effective upon acceptance by the Company in Columbus, Ohio, and all sales hereunder are to be made, and title to Shares shall pass, in Columbus, Ohio. This Agreement is made in the State of Ohio and shall be interpreted in accordance with the laws of Ohio. Each party repre-

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sents that the undersigned has authority to act, and to execute this Agreement, on behalf of such party.

  Section 17. NOTICES. All communications and notices to the Company should be sent to the above address. Any communications or notice to Dealer shall be duly given if mailed or delivered to Dealer at the address specified by Dealer below.

                                            Very truly yours,



                                            THE OHIO COMPANY

  The undersigned Dealer hereby accepts the Company's invitation to participate in the distribution of the Funds' Shares and agrees to be bound by and comply with the terms and conditions of this Agreement as set forth above.


                                            ______________________________
                                                         Firm


                                            By ___________________________
                                                   Officer or Partner

                                            ______________________________
Date: __________________________
                                            ______________________________
                                                       (Address)

States in which Shares will be offered for sale by Dealer:
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________

Accepted:

THE OHIO COMPANY



By _____________________________

Date: __________________________

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